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                                  HBO & COMPANY
                     NON-QUALIFIED STOCK OPTION AGREEMENT 1


THIS STOCK OPTION AGREEMENT, entered into as of this 27th day of January, 1991 by and between HBO & COMPANY, a Delaware corporation (the "Company"), and Charles W. McCall ("Optionee").

                              W I T N E S S E T H:

     In order to promote the long term interests of the Company and to encourage stock ownership and in consideration of the mutual covenants herein, it is agreed between Optionee and the Company as follows:

     1. GRANT OF OPTION. Upon and subject to the terms, restrictions, limitations and conditions stated herein, the Company hereby grants to Optionee the right and option to purchase Two Hundred Thousand (200,000) shares of the Company's common stock, $0.05 per value, (the "Option"). The Option shall be exercisable at any time after January 15, 1993 if the Fair Market Value of the Company's stock, for a period of ten (10) consecutive trading days immediately prior to exercise, equals or exceeds Fifteen Dollars ($15.00). The Option shall expire and not be exercisable after January 15, 2003.

     2. PURCHASE PRICE. The price per share to be paid by Optionee for the shares subject to this Option shall be Six Dollars ($6.00).

     3. EXERCISE TERMS. Optionee may exercise this Option at any time and from time to time prior to the expiration of the Option. In the event this Option is not exercised with respect to all or any part of the shares subject to this Option before such expiration, the shares with respect to which this Option was not exercised in accordance with the stated schedule shall no longer be subject to this Option.

     4. OPTION NON-TRANSFERABLE. This Option and all rights hereunder are not assignable nor transferable by Optionee otherwise than by will or the laws of descent and distribution, and during Optionee's lifetime this Option is exercisable only by him.

     5. NOTICE OF EXERCISE OF OPTION. This Option may be exercised only by written notice given to the Secretary of the Company, at its Corporate Headquarters, specifying the number of shares of stock with respect to which this Option is then being exercised, accompanied by a check payable to the order of the Company, in an amount equal to the option price of each share of stock being purchased upon such exercise. This Option may be exercised in whole or in part at any time or from time to time on any business day of the Company during the period this Option is


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exercisable.  Optionee shall not have any rights of a stockholder with respect to shares of stock subject to this Option until such shares are purchased upon exercise of this Option and duly issued pursuant to all requisite corporate action.

     6. ADJUSTMENT IN OPTION. In the event that the outstanding shares of common stock of the Company are changed into or exchanged for a different number or kind of shares or other securities of the Company or of another corporation by reason of a merger, consolidation, other reorganization, recapitalization, reclassification, combination of shares, stock split-up or stock dividend occurring between the date of grant of this Option and prior to complete exercise of this Option, the number of shares subject to the Option shall be appropriately adjusted by the Company.

     7. TERMINATION. In the event that Optionee shall no longer be an Employee of the Company, for any reason, other than a termination by reason of death or disability, this Option shall forthwith terminate. In the event of termination because of death or disability, Optionee or his legatee or personal representatives may exercise this Option at any time within twelve (12) months after such termination.

     8. CHANGE OF CONTROL. In the event there is a Change of Control (as such term is defined below) of the Company and either (i) Optionee's employment is terminated involuntarily by the Company or (ii) Optionee terminates employment with the Company for Good Reason (as such term is defined below), then this Option shall not terminate but rather Optionee shall have the immediate right to exercise this Option with respect to all shares granted pursuant to this Option at any time, notwithstanding the provisions of Sections 1 or 7 hereof; PROVIDED, HOWEVER, that should the Change of Control result in the termination of this Option without the simultaneous conversion of this Option into options to purchase like stock of the Company, or a corporation acquiring or succeeding to the rights of the Company in such Change of Control, upon terms substantially similar to those described herein, THEN Optionee shall have the immediate right upon such Change of Control to exercise this Option with respect to all shares granted pursuant to this Option at any time, regardless of whether Optionee's employment with the Company has terminated.

     For purposes of this Section 8, "Change of Control" of the Company shall be deemed to have occurred if (i) a tender offer shall be made and consummated for the ownership of 50% or more of the outstanding voting securities of the Company, (ii) the Company shall sell substantially all of its assets to another corporation that is not a wholly owned subsidiary, (iii) a person, within the meaning of Section 3(a)(9) or of Section 13(a)(3) (as in effect on the date hereof) of the Securities Exchange


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Act of 1934, shall acquire 40% or more of the outstanding voting securities of the Company (whether directly, indirectly, beneficially or of record), or (iv) there shall be a change within the period beginning with the first day after any annual meeting of stockholders of the Company (commencing for these purposes on May 15, 1991) and ending (and including) the date of the successive annual meeting of more than two-thirds of the members of the Board of Directors of the Company, For purposes hereof, ownership of voting securities shall take into account and shall include ownership as determined by applying the provisions of Rule 13d-3(1) (i) (as in effect on the date hereof) pursuant to the Securities Exchange Act of 1934.

     For purposes of this Section 8, termination by Optionee of his employment with the Company for "Good Reason" shall mean any one of the following:

     (a) Subsequent to a Change of Control, and without the express written consent of Optionee, the assignment to Optionee of any duties inconsistent with his positions, duties, responsibilities and status with the Company immediately prior to such Change of Control, or a change in his reporting responsibilities, titles or offices as in effect immediately prior to such Change of Control, or any removal of Optionee from or any failure to reappoint Optionee to any of such positions, except in connection with the termination of Optionee's employment by reason of death, Optionee's becoming a Disabled Employee, or Optionee's voluntary termination for other than Good Reason;

     (b) Subsequent to a Change of Control, a reduction by the Company in Optionee's base salary as in effect on the date hereof or as the same may be increased from time to time;

     (c) Subsequent to a Change of Control, a failure by the Company to continue any bonus plans in which Optionee is presently entitled to participate (the "Bonus Plans") as the same may be modified from time to time but substantially in the forms currently in effect, or a failure by the Company to continue Optionee as a participant in the Bonus Plans on at least the same basis as Optionee presently participates in the Bonus Plans;

     (d) Subsequent to a Change of Control, and without Optionee's express written consent, the Company's requiring Optionee to be based anywhere other than within fifty (50) miles of Optionee's present office location, except for required travel on the Company's business to an extent substantially consistent with


                               Page 19 of 27 Pages

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          Optionee's present business travel obligations; or


     (e) Subsequent to a Change of Control, the failure by the Company to continue in effect any benefit or compensation plan, life insurance plan, health-and-accident plan or disability plan in which Optionee is participating at the time of a Change of Control (or plans providing Optionee with substantially similar benefits), the taking of any action by the Company that would adversely affect the Optionee's participation in or materially reduce their benefits under any of such plans or deprive them of any material fringe benefit enjoyed at the time of the Change of Control, or the failure by the Company to provide Optionee with the number of paid vacation days to which Optionee is then entitled in accordance with the Company's normal vacation policy in effect on the date hereof.

     9. INVESTMENT INTENTION. Solely for the purpose of enabling the Company to comply with any applicable blue sky laws (the "Acts"), at any time of exercise of this Option, in whole or in part, Optionee agrees to deliver to the Company an appropriate investment letter or letters prepared by counsel for the Company stating that he is purchasing the shares to be issued upon the exercise of this Option for investment purposes for his own account and not with any present intention to resell or distribute such shares, and Optionee agrees that the certificates for such shares to be delivered to him may be stamped with restrictive legends to this effect and Optionee agrees to abide by any such restrictions. However, if the shares underlying this Option shall at any time be registered under the Acts, or if such shares may, in the opinion of counsel for the Company, be sold without registration under said Acts, the Company shall release Optionee from this investment representation and remove the restrictive legend from such shares.

     10. BINDING AGREEMENT. This Agreement shall be binding upon the Company and its successors and assigns.

     IN WITNESS WHEREOF, the Company and Optionee have affixed their duly authorized signatures hereto as of the date first above written.


                         HBO & COMPANY

                         BY: /S/ Thomas H. Muller, Jr.
                             -------------------------

                         OPTIONEE: /S/ Charles W. McCall
                                   ---------------------


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